Exhibit 10.1

April 30, 2015

Dear Peter:

Congratulations, we are pleased to extend you this offer to join the Keurig Green Mountain, Inc. (“Keurig”) Team!  You will be joining our company at an exciting time. We are recognized as an industry leader for our award-winning beverages, innovative brewing technology and sustainable business practices. We are proud of our great customers, products, services, and talented employees. And now we are excited that you are joining us to add your skills, experiences and creative ideas to our team.

Your first day of employment will be on June 1, 2015 as Executive Advisor, reporting to the Chief Executive Officer.  Following a transition period, you will become Chief Financial Officer effective August 17, 2015.   Your annual base salary, paid on a bi-weekly basis, will be $670,000.00, less applicable taxes and authorized withholdings, and is intended to compensate you for all hours worked.   You will next be eligible for a merit increase in December 2016.

You will be eligible to participate in Keurig’s Short-Term Incentive Program (STIP) effective with Fiscal Year 2016. Your target bonus for FY2016 will be 90% of your base salary. Our 2016 Fiscal Year begins on September 29, 2015. The program’s annual performance metrics will be based on achievement of specific financial and / or individual targets set by Keurig, as determined by Keurig in its sole discretion. The payment of the STIP bonus and any other incentive compensation is contingent on your continued employment as of the date payment is made, and Keurig may modify and/or eliminate the STIP or other incentive compensation program at any time in its sole discretion.

You will also be eligible for a one time sign-on bonus of $400,000.00 (less applicable tax and authorized withholdings) in lieu of any relocation assistance to be paid by July 1, 2015.  Should you voluntarily leave Keurig within twelve months of your date of hire, this payment must be repaid to Keurig in full within thirty (30) days of the date your employment terminates.

You will also be eligible to participate in our Long-Term Incentive Program ("LTIP") under the 2014 Omnibus Incentive Plan based on a targeted grant date value equal to 250% of your base salary, beginning with the Fiscal Year 2016 program (estimated December 2015 grant date) and subject to approval by the Compensation and Organizational Development Committee of the Board of Directors. Generally, our Stock Option and Restricted Stock Unit (RSUs) equity awards are scheduled to vest in three annual installments.  Our Performance Stock Unit (PSUs) equity awards typically have a three year performance period.  The specific vesting schedule of any award that you may receive will be included in the award agreement evidencing the award.

As part of our offer, and to help you transition to Keurig, it is our intent that, on your first day of employment, subject to the receipt of any necessary approvals, you will be granted an equity award of Restricted Stock Units covering stock with a value equal to $560,000.00, determined based on the closing price of Keurig stock on the award date.  These RSUs are scheduled for a three year cliff vest. The specific vesting schedule and other terms governing any award that you may receive will be set forth in the award agreement evidencing the award.

If you accept our offer, as a new full-time employee, you become eligible to participate in Keurig’s health and welfare benefit plans and 401(k) Plan on the first day of the month, following completion of one month of employment. With your anticipated start date, your eligibility for these programs will begin on July 1, 2015. Highlights of our full-time benefits include Medical, Dental, Vision, Disability and Life Insurances, Flexible Spending Accounts and 401(k) Plan, including the Keurig Green Mountain, Inc. Non-Qualified Plan.  You will also be entitled to participate in the Employee Stock Purchase Plan in accordance with its terms. Specific details on the benefits plans and eligibility criteria will be provided to you during Orientation. If your COBRA costs are not otherwise covered, we will reimburse you the cost of coverage for the month of June, 2015 subject to tax withholding.

You will participate in the 2015 Severance Benefit Plan (the “Severance Plan”) as a Level III Participant.

You will be a Level II participant in the Amended and Restated 2008 Change in Control Severance Benefit Plan (the “CIC Plan”).   Both plans will be available on the SEC’s website as an exhibit to our Form 8-K filed no later than April 30, 2015.

As a participant in the Company’s CIC Plan, and provided you are eligible to receive payments under the CIC Plan, the terms of the CIC Plan will apply and you will not be eligible for any payments under the Severance Plan.

To the extent applicable, it is intended that this offer letter and any compensation or benefits contemplated by it comply with the provisions of Section 409A of the Internal Revenue Code. This offer letter will be administered and interpreted in a manner consistent with this intent.

For purposes of this offer letter and any compensation or benefits contemplated by it, to the extent required to comply with the provisions of Section 409A, references to termination of employment will be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

To the extent required in order to avoid accelerated taxation and/or penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this offer letter or any plan or program referenced herein (if any) during the six month period immediately following termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon death, if earlier).

For purposes of this offer letter and any plan or program referenced herein, each amount to be paid or benefits to be provided to you pursuant to this offer letter shall be construed as a separate identified payment for purposes of Section 409A.

By your acceptance of this offer, you also agree to the following:

As long as I am employed by Keurig, I shall devote my full time and efforts to Keurig and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with Keurig. I shall not otherwise engage in any other business activity without obtaining the express written authorization of the Chief Legal Officer of Keurig.

For a period of one year after the cessation of my employment with Keurig for any reason or for no reason, I shall not directly or indirectly, whether on my own behalf, or as owner, manager, significant stockholder, consultant, director, officer, employee, or otherwise of any business entity, participate in the development or provision of goods or services which are similar to or competitive with goods or services provided (or proposed to be provided) by Keurig without obtaining the express written authorization of the Chief Legal Officer of Keurig.

For a period of one year after the cessation of my employment with Keurig for any reason or for no reason, I shall not solicit, induce, attempt to hire, or hire any employee of Keurig, or assist in such hiring by any other person or business entity, or encourage any such Company employee to terminate his or her employment with Keurig.

This offer is contingent upon satisfactory completion of a background investigation. You will also be required to take a pre-employment drug test, and your offer of employment is contingent upon successful passage of the test. Details regarding the drug test will be provided to you under separate cover and you will be required to provide a signed acknowledgement of receipt of Keurig’s Drug and Alcohol Free Workplace policy. In addition, as a condition of employment, the company is required under current federal regulations to certify the legal status of all employees. Your employment at Keurig is contingent upon presenting and maintaining authorization to work in the United States. Therefore, on your first day of employment, you must provide documentation of both your identity and authorization to work in the United States.

Keurig requires its employees to honor their valid legal obligations to their prior employers (just as we expect you will honor your ongoing legal obligations to Keurig should you leave our employ).  Therefore, as a condition of your employment by Keurig, you must not bring with you from your current or former employer(s) any confidential or proprietary business information or copies of such information; you must not reveal to Keurig or any of ur employees or use on Keurig’s behalf any such information; and you must comply with any other valid contractual obligations owed to previous employers.

Your employment with Keurig is on an "at-will" basis, meaning that, just as you are free to resign at any time, with or without any reason, and with or without prior notice, Keurig is free to end your employment at any time, with or without cause or any reason, and with or without prior notice. Although your employment will be at-will it is our hope that your acceptance of this offer will be just the beginning of a mutually beneficial relationship with Keurig.

This offer will be active until May 4, 2015. Please print, sign and return this offer to Charu Manocha, VP Human Resources and Talent Acquisition, via email at Charu.Manocha@keurig.com.

We are delighted to have you join the team.

Sincerely,

/s/ Linda Kazanova
Linda Longo-Kazanova
Chief Human Resources Officer

Offer Accepted by: Peter G. Leemputte                                                    /s/ Peter G. Leemputte
(Print Full Name)                                                                                      (Signature)

May 4, 2015
(Date)

4